Exhibit 99.1
For Release 4:00 PM Eastern Daylight Time, Thursday, April 29, 2010
CUMULUS MEDIA INC.
Cumulus Reports First Quarter 2010 Results
ATLANTA, GA — April 29, 2010: Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three months ended March 31, 2010.
Lew Dickey, Chairman & CEO stated: “Cumulus entered 2010 with very strong momentum fueled by our Radio 2.0 initiative. Through our proprietary technology platform and franchise systems we continue to re-engineer the radio business model to reduce fixed costs across all of our radio stations. Simultaneously, the Cumulus Sales Operating System launched last year is generating positive year over year net revenue growth for our company once again. The combination of these efforts resulted in substantially increased operating margins and adjusted EBITDA growth of 62.7% over the same period last year. We complemented this organic growth in our core operations with additional strategic development of our digital media platform, significant revenue growth and margin expansion at Cumulus Media Partners, and announcement of a new strategic partnership in Cumulus Radio Investors. We are extremely pleased with these results, and increasingly optimistic about the forecast for our company.”
Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended
	March 31,		2010 vs 2009

	2010	2009	$ Change	% Change

As Reported:
Broadcast revenues	$55,358	$54,353	$1,005	1.8%
Management fee from affiliate	1,000	1,000	—	0.0%

Net revenues	$56,358	$55,353	$1,005	1.8%
Station operating expenses	39,926	42,298	(2,372)	-5.6%

Station operating income	$16,432	$13,055	$3,377	25.9%
Station operating income margin	29.2%	23.6%
Adjusted EBITDA	$12,265	$7,539	$4,726	62.7%

Net loss	$(144)	$(3,296)	$3,152	-95.6%

Loss per common share:
Basic loss per common share	$(0.01)	$(0.08)		N/A
Diluted loss per common share	$(0.01)	$(0.08)		N/A

Free cash flow	$907	$(486)		N/A
Leverage and Financial Position
We paid down $12.8 million of debt during the quarter resulting in total leverage of 8.00 times at March 31, 2010. Trailing Twelve Month Adjusted EBITDA for covenant purposes was approximately $78.1 million.
Capital expenditures for the three months ended March 31, 2010 totaled $0.4 million. Capital expenditures during the quarter were comprised of $0.2 million of expenditures related to computer equipment and $0.2 million related to maintenance capital expenditures.
Net Revenues
Net revenues for the first quarter of 2010 increased $1.0 million, or 1.8%, to $56.4 million compared to $55.4 million for the three months ended March 31, 2009, primarily due to an increase in political revenue generated by mid-term congressional elections and an increase in revenue from national accounts. We believe that advertising revenue in our markets will, at a minimum, continue to see a similar near-term trend.
Station Operating Expenses
Station operating expenses for the first quarter of 2010 decreased $2.4 million, or 5.6%, to $39.9 million from $42.3 million in 2009 primarily due to our continued efforts to contain operating costs and continued scrutiny of operating expenses. We will continue to monitor all our operating costs and to the extent we are able to identify any additional cost saving measures, we will implement them in an attempt to remain compliant with current and future covenant requirements.
Corporate Expenses
Corporate expenses, including non-cash stock compensation expense for the first quarter of 2010 decreased $2.0 million, or 33.4%, to $4.1 million compared to $6.1 million in 2009, primarily due to a decrease in corporate expenses associated with our cost containment initiatives including a reduction in salary expense, as well as a decrease in professional fees associated with our defense of certain lawsuits in the prior year’s period.
Interest Expense, net
Interest expense, net of interest income, for the three months ended March 31, 2010 increased $1.1 million, or 14.1%, to $8.8 million compared to $7.7 million for the three months ended March 31, 2009. Interest expense associated with outstanding debt increased by $2.6 million to $6.7 million as compared to $4.1 million in the prior year’s period, primarily due to an increase in interest rates, partially offset by a decrease in the borrowing base due to the paydown of approximately $58.2 million of debt compared to the same period in the prior year.
Cumulus Media Partners
For the three months ended March 31, 2010 and 2009, the Company recorded net revenues of approximately $1.0 million in management fees from CMP. Additional information, as well as Cumulus Media Partners’ financial statements, can be found on the investor relations page at www.cumulus.com.
Cumulus Radio Investors
On April 7, 2010, the Company announced a strategic investment partnership with Crestview Partners, a $4 billion private equity firm with a strong media focus. The objective of the partnership is to deliver value and attractive returns through investments in premium radio broadcasting companies that present an opportunity for long-term capital appreciation. The partnership hopes to achieve these goals by the use of equity financing of up to $500 million coordinated by Crestview; together with debt financing expected to be available in the capital markets, the partnership could target acquisitions in excess of $1 billion.
About Cumulus Media Inc.
Cumulus Media Inc. is the second largest radio broadcaster in the United States based on station count, controlling approximately 345 radio stations in 67 U.S. media markets. In combination with its affiliate, Cumulus Media Partners, LLC, the Company believes it is the fourth largest radio broadcast company in the United States when based on net revenues. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com.
Earnings Call Information
Cumulus Media Inc. will host a teleconference today at 4:30 PM EDT to discuss first quarter results. The conference call dial-in number for domestic callers is 866-349-5160. International callers should dial 850-436-4031 for conference call access. Please call five to ten minutes in advance to ensure that you are connected prior to the presentation. The call also may be accessed via webcast at www.cumulus.com.
Immediately after completion of the call, a replay can be accessed until 11:59PM EDT, May 28, 2010. Domestic callers can access the replay by dialing 866-415-9493, replay code 23649#. International callers should dial 585-419-6446 for conference replay access.
For further information, please contact:
Cumulus Media Inc.
J.P. Hannan
Senior Vice President, Treasurer, & Chief Financial Officer
404-260-6600

Non-GAAP Financial Measure and Definitions
The Company utilizes certain financial measures that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) to assess financial performance and profitability. The non-GAAP financial measures used in this release are station operating income, adjusted EBITDA and free cash flow. Station operating income consists of operating income before LMA fees, depreciation and amortization, non-cash expenses (including stock compensation), realized loss on derivative instrument, and other corporate general and administrative expenses. Station operating income margin is defined as station operating income as a percentage of net revenues. Adjusted EBITDA is defined as operating income before LMA fees, depreciation and amortization, non-cash expenses (including stock compensation), and realized loss on derivative instrument. Free cash flow is defined as operating income before non-cash expenses (including stock compensation), depreciation and amortization, and realized loss on derivate instrument, less net interest expense (excluding non-cash charge/credit for change in value of swap, and amortization of swap arrangements and amortization of debt issuance costs), income taxes paid and maintenance capital expenditures. Please see the attached tables for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Station Operating Income
Station operating income isolates the amount of income generated solely by the Company’s stations and assists management in evaluating the earnings potential of the Company’s station portfolio. In deriving this measure, management excludes LMA fees, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Management excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate the stations and the relatively insignificant amount of intangible assets subject to amortization. Management excludes non-cash stock compensation from the measure as they do not represent cash payments for activities related to the operation of the stations. Management excludes gain on the exchange of assets or stations as it does not represent a cash transaction. Management excludes realized loss on derivative instrument as it does not represent a cash transaction nor is it associated with station operations. Management excludes impairment of goodwill and intangible assets as it does not represent a cash transaction. Corporate expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of the Company’s stations exclusive of the corporate resources employed. Management believes this is important to its investors because it highlights the gross margin generated by its station portfolio. Management believes that station operating income is the most frequently used financial measure in determining the market value of a radio station or group of stations. Management has observed that station operating income is commonly employed by firms that provide appraisal services to the broadcasting industry in valuing radio stations. Further, in each of the more than 145 radio station acquisitions the Company has completed since its inception, it has used station operating income as the primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, management believes, and its experience indicates that investors consider the measure to be extremely useful in order to determine the value of its portfolio of stations. Management believes that station operating income is the most commonly used financial measure employed by the investment community to compare the performance of radio station operators. Finally, station operating income is one of the measures that management uses to evaluate the performance and results of its stations. Management uses the measure to assess the performance of the Company’s station managers and the Company’s Board of Directors uses it as part if its assessment of the relative performance of the Company’s executive management. As a result, in disclosing station operating income, the Company is providing its investors with an analysis of its performance that is consistent with that which is utilized by its management and it’s Board.
Station operating income is not a recognized term under GAAP and does not purport to be an alternative to operating income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, station operating income is not intended to be a measure of free cash flow available for dividends, reinvestment in the Company’s business or other management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Station operating income should be viewed as a supplement to, and not a substitute for, results of operations presented on the basis of GAAP. Management compensates for the limitations of using station operating income by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business than GAAP results alone. Station operating income has its limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.
Adjusted EBITDA
Adjusted EBITDA is also utilized by management to analyze the cash flow generated by the Company’s business. This measure isolates the amount of income generated by its stations after the incurrence of corporate general and administrative expenses. (Management uses this measure to determine the contribution of the Company’s station portfolio, including the corporate resources employed to manage the portfolio, to the funding of its other operating expenses and to the funding of debt service and acquisitions.
In deriving this measure, management excludes LMA fees, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Management also excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate its stations and corporate office and the relatively insignificant amount of intangible assets subject to amortization. Management excludes non-cash stock compensation from the measure as they do not represent cash payments for activities related to the operation of the stations. Management excludes gain on the exchange of radio stations as it does not represent a cash transaction. Management excludes realized loss on derivative instruments as it does not represent a cash transaction nor is it associated with station operations. Management excludes impairment of goodwill and intangible assets as it does not represent a cash transaction.
Management believes that adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, management believes that investors consider the metric to be extremely useful.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
Free Cash Flow
Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions after funding station and corporate expenses (excluding transaction costs), debt service, income taxes, and maintenance capital expenditures.
Management believes that free cash flow, although not a measure that is calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company. Free cash flow should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
As station operating income, adjusted EBITDA and free cash flow are measures that are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies. See the quantitative reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP that follows below.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking” statements, which are statements that involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include, but are not limited to, competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2009. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

CUMULUS MEDIA INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Net revenues	$56,358	$55,353

Operating expenses:
Station operating expenses (excluding depreciation, amortization and LMA fees)	39,926	42,298
Depreciation and amortization	2,517	2,898
LMA fees	529	469
Corporate general and administrative (including non-cash stock compensation expense of $(101) and $592 respectively)	4,066	6,108
Loss on exchange of assets or stations	584	—

Total operating expenses	47,622	51,773

Operating income	8,736	3,580

Non-operating income (expense):
Interest expense	(8,831)	(7,783)
Interest income	2	46
Other income (expense), net	(53)	3

Total non-operating expense, net	(8,882)	(7,734)

Loss before income taxes	(146)	(4,154)
Income tax benefit	2	858

Net loss	$(144)	$(3,296)

Basic and diluted loss per common share:
Basic loss per common share	$(0.01)	$(0.08)

Diluted loss per common share	$(0.01)	$(0.08)

Weighted average basic common shares outstanding	40,456	40,421

Weighted average diluted common shares outstanding	40,456	40,421

Reconciliation of Non-GAAP Financial Measures to GAAP Counterparts
The following tables reconcile operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA, station operating income and free cash flow (dollars in thousands).

	Three Months Ended
	March 31,
	2010	2009

Net Loss	(144)	(3,296)

Income tax benefit	(2)	858
Non operating expenses, including net interest expense	8,882	6,018
LMA fees	529	469
Depreciation and amortization	2,517	2,898
Non-cash expenses, including stock compensation	(101)	592
Realized loss on derivative instrument	584	—

Adjusted EBITDA	$12,265	$7,539

Other corporate general and administrative, excluding non-cash stock compensation expense	4,167	5,516

Station operating income	$16,432	$13,055

	Three Months Ended
	March 31,
	2010	2009

Operating income	$8,736	$3,580
Add:
Non-cash expenses, including stock compensation	(101)	592
Depreciation and amortization	2,517	2,898
Realized loss on derivative instrument	584	—

Less:
Interest expense, net of interest income, excluding non-cash charge/credit for change in value of swap arrangements and amortization of debt issuance costs	(10,435)	(7,454)
Income taxes paid	(213)	(43)
Maintenance capital expenditures	(181)	(59)

Free cash flow	$907	$(486)

CAPITALIZATION
(Dollars in thousands)

March 31, 2010
Total Capitalization to Net Debt Ratio:

Cash and cash equivalents	$14,950
Long-term debt, including current maturities:
Bank Debt	624,087
Total stockholders’ deficit	(372,329)

Total capitalization	$266,708

Ratio	0.44

Total Debt to TTM Pro Forma Adjusted EBITDA Ratio:
Funded debt as of March 31, 2010	$624,087
Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA	78,052

Ratio	8.00